Exhibit 99.1

         Lancaster Colony Reports Fourth Quarter And Fiscal Year Results

      COLUMBUS, Ohio, Aug. 21 /PRNewswire/ -- Lancaster Colony Corporation (Nasdaq: LANC) today reported that net income for the fiscal year ended June 30, 2003 reached a record high of $112,546,000 compared to $91,940,000 earned a year ago. Diluted earnings per share were $3.11 versus $2.49 last year. Net sales were $1,106,800,000, a two percent decrease from $1,129,687,000 reported a year ago.

      Fourth quarter net income of $21,964,000 compares with $25,369,000 earned in the corresponding quarter a year ago. Diluted earnings per share were 61 cents versus 69 cents in the year-ago fourth quarter. Net sales were $264 million, a six percent decline from $282 million in the fourth quarter last year.

      Net income for the latest quarter included pretax income of approximately $1.9 million (three cents per share after taxes) related to the liquidation of LIFO inventories carried at substantially lower prior years' costs. In the fourth quarter last year, net income included a similar LIFO pretax benefit of approximately $2.9 million (five cents per share after taxes).

      The fiscal 2003 results included pretax income of $39.2 million (67 cents per share after taxes) associated with a distribution received from the U.S. Customs Service under the Continued Dumping and Subsidy Offset Act ("CDSOA"), a pretax restructuring charge of $4.9 million (eight cents per share after taxes) related to the company's consumer glassware operations, and pretax income of approximately $7.0 million (12 cents per share after taxes) associated with the liquidation of LIFO inventories. The year-ago results included a pretax benefit of $15.6 million (26 cents per share after taxes) related to a distribution made pursuant to CDSOA, a pretax provision of $14.3 million (24 cents per share after taxes) for accounts receivable reserves related to Kmart Corporation's bankruptcy and pretax income of approximately $3.3 million (five cents per share after taxes) associated with the liquidation of LIFO inventories. Income related to CDSOA has been recorded in the accompanying financial statements as other income.

      Goodwill amortization, which ceased upon the company's adoption of Statement of Financial Accounting Standards No. 142 effective the beginning of the current fiscal year, totaled on a pretax basis $0.7 million (two cents per share after taxes) for the prior year's fourth quarter and $2.7 million (seven cents per share after taxes) for the full 2002 fiscal year.

      John B. Gerlach, Jr., chairman and CEO, said, "Fiscal 2003 was a year of record earnings and cash flow. Our balance sheet remained debt-free at June 30, 2003 and reflected over $142 million in cash and over $547 million in shareholders' equity. We also repurchased 948,000 common shares and we marked our 40th consecutive year of increased cash dividends. However, our operating performance was adversely affected by a weak economy and a highly competitive marketplace. Our fourth quarter results were impacted by weaker non-food sales combined with higher average ingredient costs for Specialty Foods."

      Sales of Specialty Foods increased five percent for the year. During the fourth quarter, frozen food products led a four percent improvement in sales, which further benefited from Easter occurring later in calendar 2003. Segment operating income rose two percent for the year and four percent for the quarter. Mr. Gerlach said, "We were pleased with this segment's quarterly performance given the strong comparisons of a year ago and increased ingredient costs. Soybean oil costs remained well above fiscal 2002 levels and adversely affected fourth quarter comparisons by more than $1.5 million. Offsetting a portion of this challenge was a better sales mix and the operating efficiencies we have achieved." He noted that all of the segment's top-line growth was internally generated and that a number of exciting new products were introduced over the last year, including certified organic salad dressing sold into produce departments.

      Automotive sales increased four percent for the year but declined seven percent during the fourth quarter compared to prior-year levels. Operating income increased 12 percent for the year but decreased 31 percent in the quarter. Mr. Gerlach stated, "Our Automotive segment ended the year with several new platforms for original equipment manufacturers as well as new manufacturing capabilities resulting from relatively modest investments in production equipment. Aftermarket conditions, however, remained very competitive and overall demand was weak. Higher petroleum-related material costs also contributed to the lower fourth quarter operating results."

      Net sales of the Glassware and Candles segment declined 20 percent for the year and 31 percent for the quarter. Segment operating income increased 18 percent, or $1.9 million, for the year but declined $5.4 million during the quarter. Comparative results of this segment were affected by LIFO-related income, the restructuring charge and the prior year's bad debt provision for Kmart Corporation. Mr. Gerlach said, "Our Glassware and Candles segment launched its newly redesigned retail candle line and we feel we are well-poised to meet the challenges and opportunities of fiscal 2004. Fourth quarter Glassware and Candles results were affected by a continued weak retail environment, very competitive pricing, the LIFO credits and significant promotional costs associated with the placement of our new candle line. While we remain committed to achieving the full benefit of our glass plant consolidation announced earlier this year, lower sales volume led to less fixed cost absorption."

      Looking forward, Mr. Gerlach stated, "We enter the new fiscal year with hopes of a strengthening economy. We are excited about new opportunities in the coming year although we also face a number of hurdles including lackluster demand for glassware and candles and increasingly competitive OEM market conditions. For at least the first half of the fiscal year, Specialty Food margins will likely feel the pressure of current soybean oil pricing. Capital expenditures for this segment will be higher than historic levels in order to expand capacity for dressings and sauces. On the whole, we are optimistic about our fiscal 2004 results."

      The company's fourth quarter conference call is scheduled for this morning, August 21, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company's Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.

      This news release contains forward-looking statements related to future growth and earnings opportunities. Such statements are based upon certain assumptions and assessments made by management of the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. Actual results may differ as a result of factors over which the company has no control including the strength of the economy, slower than anticipated sales growth, the extent of operational efficiencies achieved, the success of new product introductions, price and product competition, and increases in raw materials costs. Management believes these forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements, which are based on current expectations. The company undertakes no obligation to publicly update such forward-looking statements. More detailed statements regarding significant events which could affect the company's financial results are included in the company's Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

                          LANCASTER COLONY CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                     (In thousands except per-share amounts)

                                     Three Months Ended            Fiscal Year Ended
                                           June 30,                     June 30,
                                      2003          2002            2003            2002

Net sales                         $263,775      $281,973      $1,106,800      $1,129,687
Cost of sales                      205,406       215,602         862,940         876,122
Gross margin                        58,369        66,371         243,860         253,565
Selling, general &
 administrative
 expenses                           23,281        25,143          99,032         119,196
Restructuring and
 impairment charge                      24            --           4,885              --

Operating income                    35,064        41,228         139,943         134,369
Other income (expense):
 Interest expense                       --            --              --            (54)
 Interest income and
  other - net                          451         (234)          40,858          15,027

Income before income
 taxes                              35,515        40,994         180,801         149,342
Taxes based on income               13,551        15,625          68,255          57,402

Net income                         $21,964       $25,369        $112,546         $91,940

Net income per common
 share: (a)
 Basic                                $.61          $.69           $3.11           $2.49
 Diluted                              $.61          $.69           $3.11           $2.49

Cash dividends per
 common share                         $.20          $.18            $.78            $.71

Weighted average common
 shares outstanding:
 Basic                              35,808        36,626          36,184          36,850
 Diluted                            35,873        36,700          36,243          36,910

(a) Based on the weighted average number of shares outstanding during each period.

                          LANCASTER COLONY CORPORATION
                          BUSINESS SEGMENT INFORMATION
                                 (In thousands)

                              Three Months Ended            Fiscal Year Ended
                                   June 30,                      June 30,
                               2003        2002            2003           2002
NET SALES
 Specialty Foods            $157,086     $150,967        $609,994       $579,940
 Glassware and Candles        44,200       64,020         251,437        314,591
 Automotive                   62,489       66,986         245,369        235,156

                            $263,775     $281,973      $1,106,800     $1,129,687

OPERATING INCOME
 Specialty Foods             $32,154      $30,894        $116,068       $113,710
 Glassware and Candles           180        5,547          12,432         10,547
 Automotive                    3,970        5,764          17,351         15,489
 Corporate expenses          (1,240)        (977)         (5,908)        (5,377)

                             $35,064      $41,228        $139,943       $134,369

                          LANCASTER COLONY CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                    June 30,         June 30,
                                                        2003             2002
ASSETS
Current assets:
 Cash and equivalents                               $142,847          $83,378
 Receivables - net of
  allowance for doubtful accounts                     88,583          109,350
 Total inventories                                   159,412          148,251
 Prepaid expenses and other
  current assets                                      23,543           25,121

  Total current assets                               414,385          366,100
Net property, plant and equipment                    161,111          165,943
Other assets                                          92,220           86,662

  Total assets                                      $667,716         $618,705

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                    $41,983          $42,988
 Accrued liabilities                                  42,940           46,316
  Total current liabilities                           84,923           89,304
Other noncurrent liabilities and
 deferred taxes                                       35,128           28,124
Shareholders' equity                                 547,665          501,277
  Total liabilities and
   shareholders' equity                             $667,716         $618,705

SOURCE  Lancaster Colony Corporation
-0-       08/21/2003
/CONTACT:  John B. Gerlach, Jr., Chairman and CEO, or John L. Boylan,
Vice President, Treasurer and CFO, both of Lancaster Colony Corporation, +1-614-224-7141; or Investor Relations Consultants, +1-727-781-5577 or e-mail, lanc@mindspring.com, for Lancaster Colony/